Exhibit 4.6

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of March 24, 2026 among Opera Limited (“Company”), and Hong Kong Kunlun Tech Holding Limited (“Seller”).

WITNESSETH:

WHEREAS, the Company is authorized to purchase from time to time its publicly traded ADSs and ordinary shares (collectively, “Shares”) pursuant to a share repurchase program authorized by the Board of Directors of the Company on February 26, 2026;

WHEREAS, Seller is the direct beneficial owner of Shares of the Company;

WHEREAS Company wishes to buy and Seller wishes to sell a number of Shares that would represent a pro-rata repurchase between ADS purchased in the open market and Shares purchased from Seller based on the then-current distribution of ownership, such that purchases under the Company’s share repurchase program do not affect the ownership distribution between Seller and public market investors in the aggregate; and

WHEREAS in consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the Company and the Sellers intending to be bound legally, each agree as follows:

ARTICLE 1

Section 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

“Applicable Quarter” means the period starting on and including the 16th day of the third month of each calendar quarter and continuing until the 15th day of the third month of the subsequent calendar quarter in which the Company purchases Shares pursuant to the Program; provided, however, that Applicable Quarter shall also include such shorter period as may exist in the event that the Program is terminated or concluded.

“Average Price” means, for any Applicable Quarter, the average price, rounded to four decimal points, at which the Company purchased Shares during the Applicable Quarter pursuant to the Program in open market purchases, calculated as (a) the total purchase price paid by the Company (excluding commissions) for Shares purchased pursuant to the Program in open market purchases during such Applicable Quarter divided by (b) the total number of Shares purchased by the Company pursuant to the Program in open market purchases during such Applicable Quarter; provided that if the Agreement has been terminated in accordance with Section 7.1, the Average Price for any Closing thereafter shall be calculated only through the day immediately prior to the termination date of the Agreement. For the avoidance of doubt, Shares acquired in “open market purchases” shall not include the Acquired Shares.

“Business Day” means (a) for purposes of determining the date of a Closing or Closing Notice, a day on which banks are not required or authorized by law to close in New York City and (b) for all other purposes under this Agreement, a day on which the Nasdaq Stock Market is open for trading.

“Dividend Adjusted Average Price” means, the price per Share calculated in accordance with the formula and methodology set forth in Annex A.

“Ex-Dividend Date” means the date that is one trading day prior to the record date which has been established in connection with the declaration of a dividend in respect of the Acquired Shares or such other date as may be established with respect to the Shares as an “ex-dividend” date by the Nasdaq Stock Market.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Program” means the share repurchase program approved on February 26, 2026, authorizing the Company to purchase from time to time Shares up to a maximum aggregate amount of $300 million.

(b) For purposes of the definitions of “Average Price” and “Daily Average Price,” Shares purchased by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles.

ARTICLE 2

Purchase and Sale

Section 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign and deliver to the Company, and the Company agrees to purchase from Seller, with respect to each Applicable Quarter, a number of Shares at each Closing calculated in accordance with Annex A hereto (the Shares acquired from Seller, the “Acquired Shares”). In the event that the Agreement is terminated pursuant to Section 7.1, the day immediately prior to the termination date will be deemed to be the last day of the Applicable Quarter.

Section 2.2. Purchase Price. The aggregate purchase price for the Acquired Shares at each Closing (the “Purchase Price”) shall be equal to the product of (i) the aggregate number of Acquired Shares to be purchased at such Closing multiplied by (ii) the Dividend Adjusted Average Price. The parties acknowledge and agree that the Dividend Adjusted Average Price is intended to ensure that the Seller receives the same economic consideration per Share as if the Acquired Shares had been repurchased by the Company concurrently, and in the same pro rata proportion, as the ADSs repurchased in the open market during the Applicable Quarter. Accordingly, the Dividend Adjusted Average Price shall be calculated to neutralize the impact of any dividends by adjusting the daily volume-weighted average price of ADSs repurchased prior to an Ex-Dividend Date, as further detailed in Annex A. The Purchase Price shall be paid as provided in Section 2.3.

Section 2.3. Reporting & Payment. Within five Business Days after the end of each Applicable Quarter, the Company shall deliver to Seller a notice (each, a “Closing Notice”) setting forth (i) the number of Acquired Shares to be purchased by the Company from Seller pursuant to Section 2.1, (ii) the Purchase Price and (iii) details of the calculation of the Purchase Price sufficient to allow Seller to reproduce the calculation of the Purchase Price. Subject to the satisfaction or waiver by Seller and the Company of the conditions set forth in Article 6, each closing of the purchase and sale of the Acquired Shares hereunder shall take place automatically on the third Business Day before the end of the calendar quarter immediately following each Applicable Quarter.

At each Closing: (a) The Company shall deliver to Seller the Purchase Price by wire transfer in accordance with the payment instructions provided to the Company from time to time by Seller; and (b) the Company shall update the register of members to reflect the delivery Seller of the Acquired Shares (and the Seller shall cooperate in providing any required signatures or confirmations needed to effect such update) and the Seller shall thereafter promptly deliver any certificates representing the Acquired Shares to the Company or its designee.

ARTICLE 3

Representations and Warranties of Seller

Seller represents and warrants to the Company with respect to any Seller, as of the date hereof and as of the date of each Closing that:

Section 3.1. Corporate Existence and Power. The Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Hong Kong and (ii) has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to perform its obligations under this Agreement.

Section 3.1. Due Authorization. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are within the powers, corporate or otherwise, of Seller and have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

Section 3.2. Governmental Authorization. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any governmental organization (“Governmental Authority”).

Section 3.3. Noncontravention. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organization documents of Seller, (ii)violate any applicable law, rule, regulation, judgment, injunction, order or decree (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller under any provision of any agreement or other instrument binding upon any Seller, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 3.4. Ownership of Shares. As of the time of each Closing hereunder, Seller will be the legal owner of the Acquired Shares to be sold at such Closing, and will transfer and deliver to the Company at each Closing valid title to the Acquired Shares to be sold at such Closing free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell or otherwise dispose of the Acquired Shares).

ARTICLE 4

Representations and Warranties of the Company

The Company represents and warrants to Seller as of the date hereof and as of the date of each Closing that:

Section 4.1. Corporate Existence and Power. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and (ii) has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to perform its obligations under this Agreement.

Section 4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

Section 4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no prior action by or in respect of, or prior filing with, any Governmental Authority.

Section 4.4. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of association of the Company, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any agreement or other instrument binding upon the Company, except with respect to (ii) and (iii), where such violation, consent, action, default or right of termination, cancellation or acceleration would not adversely affect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

ARTICLE 5

Covenants of the Company and Seller

Section 5.1. Reasonable Commercial Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company and Seller will use their reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

ARTICLE 6

Conditions To Closing

Section 6.1. Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate each Closing is subject to the satisfaction of the following conditions: (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of any Closing; and (b) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of each Closing shall have been taken, made or obtained.

Section 6.2. Conditions to Obligations of the Company. The obligation of the Company to consummate each Closing is subject to the satisfaction (or waiver by the Company) of the following conditions: (a) Seller shall have performed in all material respects all of his respective obligations hereunder required to be performed by him on or prior to such Closing; and (b) the representations and warranties of Seller hereunder contained in this Agreement shall be true in all material respects at and as of such Closing as if made at and as of such date.

Section 6.3. Conditions to Obligation of Seller. The obligation of Seller to consummate each Closing is subject to the satisfaction (or waiver by Seller) of the following conditions: (a) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to such Closing; and(b) the representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of such Closing as if made at and as of such date.

ARTICLE 7

Termination

Section 7.1. Termination. This Agreement shall terminate:

(a)
pursuant to the joint written agreement of the Company and Seller; or
(b)
15 Business Days after notice by Seller, on the one hand, or the Company, on the other hand; or
(c)
pursuant to written notice by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.2(a) and 6.2(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing; or
(d)
pursuant to written notice by Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Sections 6.3(a) and 6.3(b) not to be satisfied, and any such condition is incapable of being satisfied by the next Closing; or
(e)
pursuant to written notice by either Seller or the Company if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
(f)
at the termination or completion of the Program;

provided that with respect to (a) and (b) above, such termination shall not affect the settlement of Acquired Shares in respect of any purchases pursuant to the Program which have occurred or are deemed to have occurred prior to the effective date of the termination of this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) above shall give written notice of such termination to the other party.

ARTICLE 8

Miscellaneous

Section 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the termination of this Agreement other than with respect to a Closing for Acquired Shares which follows a termination of the Agreement pursuant to Sections 7.1(a) or (b); provided that the covenants, agreements, representations and warranties contained in Articles 3, 4 and 8 shall survive indefinitely; provided, further, that nothing shall relieve any party for liability at any time with respect to any breach occurring prior to the termination of this Agreement.

Section 8.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by email to the other’s party’s designated point(s) of contact.

Section 8.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by both parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. The failure or delay by any party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 8.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign or delegate any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (without regard to principles of conflicts of laws).

Section 8.7. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a state or federal court located in New York County, New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

Section 8.8. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the Company or Seller any rights or remedies hereunder.

Section 8.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OPERA LIMITED

By:	/s/ Frode Jacobsen
Name:	Frode Jacobsen
Title:	CFO

HONG KONG KUNLUN TECH HOLDING LTD

By:	/s/ Tian Jin
Name:	Tian Jin
Title:

ANNEX A

ACQUIRED SHARES CALCULATION

Quantity of Acquired Shares

The number of Acquired Shares to be purchased from Seller at each Closing shall be equal to:

(a)
the quotient of (1) the Seller’s ownership percentage at the start of each Applicable Quarter divided by (2) 1 minus the Seller’s ownership percentage.

multiplied by

(b)
the number of Shares purchased by the Company pursuant to the Program (open market purchases and otherwise) with respect to the Applicable Quarter (excluding any Acquired Shares);

provided that such number of Acquired Shares for the Applicable Quarter shall be rounded to the nearest whole Acquired Share, and provided that in the event the Seller’s ownership percentage changes during an Applicable Quarter, for reasons other than the temporary effect of the Company’s purchases in the open market in accordance with this Agreement, the calculation shall be performed separately for periods prior to and subsequent to such change.

For purposes of the Acquired Shares calculation, Shares purchased in the open market by the Company pursuant to the Program shall be deemed to have been purchased on the trade date with respect to such Shares and not the day on which such trade settles.

Purchase Price

The Purchase Price for the Acquired Shares shall be determined on a quarterly basis to ensure economic parity with the Company’s open-market activity. The calculation shall be performed as follows:

(a)
Allocation of Volume: The aggregate number of Shares purchased by the Company in the open market during the Applicable Quarter shall be categorized into two groups:

Qpre: Total Shares repurchased on trading days occurring prior to the Ex-Dividend Date.

Qpost: Total Shares repurchased on trading days occurring on or after the Ex-Dividend Date.

(b)
Calculation of Weighted Prices: The Company shall determine:

VWAPpre: The volume-weighted average price of all Shares repurchased during the Qpre period.

VWAPpost: The volume-weighted average price of all Shares repurchased during the Qpost period.

(c)
Dividend Adjustment: For the Qpre period, the price shall be adjusted by subtracting the per-share amount of the dividend (D) declared during the Applicable Quarter.
(d)
Final Settlement Price: The "Dividend Adjusted Average Price" to be paid to the Seller shall be calculated using the following formula:

[Qpre x (VWAPpre - D)] + (Qpost x VWAPpost)
Qpre + Qpost